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                    June 28, 2023

       Hsiang En Lee
       Chief Executive Officer
       Gold Quantum Group, Inc.
       Morgan Tower 6th Floor
       Diamond Island, Phoenix Bridge
       Phnom Penh, Cambodia 12000

                                                        Re: Gold Quantum Group,
Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed April 3, 2023
                                                            File No. 000-56534

       Dear Hsiang En Lee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              J. Britton Williston